Exhibit (d)(2)

                                                                       #________

                                 1999 STOCK PLAN

                       NON-QUALIFIED STOCK OPTION CONTRACT

                              (TIME VESTING OPTION)

                                     , 2003

         The parties to this Non-Qualified Stock Option Contract are MedSource Technologies, Inc., a Delaware corporation (the "Company"), and __________ (the "Optionee"). Each capitalized term used but not defined herein shall have the meaning assigned to it in the Company's 1999 Stock Plan (the "Plan").

         The parties agree as follows:

         1. The Company, in accordance with the allotment made by the Administrators and subject to the terms and conditions of the Plan, hereby grants to the Optionee an option to purchase an aggregate of _____ shares of Common Stock at an exercise price equal to $______ per share (the closing price per share of Common Stock on the Nasdaq National Market on the date prior to the date hereof).

         2. (a) The term of this option shall be 10 years from the date hereof, subject to earlier termination as provided in this Contract and the Plan. This option shall vest as to 25% of the total number of shares of Common Stock subject hereto on the first anniversary of the date hereof and as to an additional 25% of such total number of shares on each of the next three anniversaries of the date hereof.

            (b) If the Optionee's termination of employment with the Company or any of its Subsidiaries or a Parent occurs by reason of the Optionee's death or Disability (i) less than six months before the first anniversary of the date hereof, then this option shall vest as to one-half of the total number of shares of Common Stock (rounded up to the nearest whole share) that would otherwise have vested on the first anniversary of the date hereof if the Optionee had continued to be employed by the Company, any of its Subsidiaries or a Parent,
(ii) less than six months before the second anniversary of the date hereof, then, in addition to the number of shares of Common Stock as to which this option is then otherwise vested, this option shall vest as to one-half of the total number of shares of Common Stock (rounded up to the nearest whole share)

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that would otherwise have vested on the second anniversary of the date hereof if the Optionee had continued to be employed by the Company, any of its Subsidiaries or a Parent, (iii) less than six months before the third anniversary of the date hereof, then, in addition to the number of shares of Common Stock as to which this option is then otherwise vested, this option shall vest as to one-half of the total number of shares of Common Stock (rounded up to the nearest whole share) that would otherwise have vested on the third anniversary of the date hereof if the Optionee had continued to be employed by the Company, any of its Subsidiaries or a Parent or (iv) less than six months before the fourth anniversary of the date hereof, then, in addition to the number of shares of Common Stock as to which this option is then otherwise vested, this option shall vest as to one-half of the total number of shares of Common Stock (rounded up to the nearest whole share) that would otherwise have vested on the fourth anniversary of the date hereof if the Optionee had continued to be employed by the Company, any of its Subsidiaries or a Parent.

[The following paragraph (c) is contained in Contracts with certain employees (each such employee's Contract also has the additional paragraph 7 described below):] [Immediately prior to the consummation of a Transaction (as defined herein), this option shall vest as to all of the shares of Common Stock subject hereto.]

[In lieu of the immediately preceding paragraph (c), the following paragraph (c) is contained in Contracts with certain employees (each such employee's Contract also has the additional paragraph 7 described below):] [Immediately prior to the consummation of a Transaction (as defined herein) this option shall vest (if less than one-half of the shares of Common Stock subject hereto are not already vested) as to the excess, if any, of that number of shares of Common Stock equal to one-half of the total number of shares of Common Stock subject hereto over the total number of shares of Common Stock already vested at that time. Any such shares that shall vest in accordance with this paragraph (c) shall be the shares that would otherwise have vested on the first two anniversaries of the date hereof.]

         [The following paragraph is numbered (d) in the Contracts granted to certain employees (as described in the immediately preceding two paragraphs):]
(c) The right to purchase shares of Common Stock under this option shall be cumulative, so that if the full number of shares purchasable in a period shall not be purchased, the balance may be purchased at any time or from time to time thereafter, but not after the expiration of the term of this option as herein provided and as provided in the Plan.

         3. This option shall be exercised by giving written notice to the Company at its then principal office, currently 110 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55305, Attention: Chief Financial Officer, stating that the Optionee is exercising the option hereunder, specifying the number of shares being purchased and accompanied by payment in full of the aggregate purchase price therefor (a) in cash or by certified check, (b) with the consent of the Company, with previously acquired shares of Common Stock that are fully paid, vested, transferrable and have been held by the Optionee for the requisite period to avoid a charge to the Company's earnings for financial accounting purposes, or (c) with the consent of the Company, with a combination of the foregoing.

         4. The Company (or a Parent or a Subsidiary) may withhold cash and/or shares of Common Stock to be issued to the Optionee in the amount that the Company determines is necessary to satisfy its obligation to withhold taxes or other amounts incurred by reason of the


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

grant, exercise or disposition of this option or the disposition of the underlying shares of Common Stock. Alternatively, the Company may require the Optionee to pay the Company such amount and the Optionee agrees to pay such amount to the Company in cash, promptly upon demand.

         5. (a) The Optionee represents and warrants that any and all shares of Common Stock purchased by the Optionee pursuant to the exercise of this option will be acquired for the Optionee's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and such shares may not be disposed of except in compliance with all federal and state securities laws. Notwithstanding any other provisions of this agreement to the contrary, the Company shall not be required to sell or issue any shares of Common Stock pursuant to this option if the sale or issuance of such shares would constitute a violation of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. The Company may require that the Optionee deliver at the time of each exercise of the option and as a condition to exercise of the option, a further written representation that the shares of Common Stock being acquired upon exercise shall be acquired by the Optionee solely for investment and will not be sold or transferred without registration or an exemption from registration under the Securities Act and applicable state securities laws and regulations, including compliance with all requirements for such exemption. The Company may also require that the Optionee deliver other written representations that will permit the Company to comply with federal and applicable state securities laws in connection with the issuance of the shares, including representations as to the knowledge and experience in financial and business matters of the Optionee and the Optionee's ability to bear the economic risk of the Optionee's investment. The Company may require that the Optionee obtain a "purchaser representative" as that term is defined in applicable federal and state securities laws, prior to the sale or issuance of such shares.

         The Optionee shall have no right to require the Company, and the Company shall have no obligation, to register the issuance or sale of any security acquired pursuant to the exercise of the Option granted by this agreement under the Securities Act or under any other law or regulation.

            (b) The Optionee acknowledges and agrees that in any event or series of events set forth in Section 11(b) of the Plan (a "Transaction"), unless other provision is made therefor in such Transaction, (x) the Company (or its designee) shall have the right (but not the obligation) to purchase all options that are vested prior to the closing of such Transaction for an amount equal to the excess, if any, of the aggregate amount that would have been received in such Transaction by the Optionee with respect to the shares of Common Stock subject to the vested portion of this option, determined as if the Optionee had exercised such vested portion immediately prior to such Transaction, over the aggregate exercise price therefor, which excess may be paid in cash or the property to be received by owners of Common Stock in such Transaction and (y) the rights of the Optionee with respect to the unvested portion of this option shall be cancelled. Prior to a Transaction, the Company may, in its discretion, notify the Optionee of such proposed purchase by sending to the Optionee written notice of such proposed Transaction. The notice may set forth a date by which the Company shall close such purchase and


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

shall contain such other information as the Company, in its discretion, believes is necessary to close such purchase at or prior to consummation of such Transaction.

         6. (a) Upon any termination of the Optionee's employment with the Company or any of its Subsidiaries or a Parent by reason of the Optionee's death or Disability or by such employer without Cause, then the Optionee may exercise the option to the extent vested (whether or not otherwise exercisable) during the period beginning on the effective date of such termination and ending 90 days after such date.

            (b) The right to purchase shares under this option shall terminate immediately upon the termination of the Optionee's employment with the Company, any of its Subsidiaries or a Parent for any reason not previously specified in this paragraph 6 (including, without limitation, (i) for Cause or (ii) without the consent of the Company), but the option granted hereunder shall not be affected by a change in status of the Optionee so long as the Optionee continues to be an employee of the Company, any of its Subsidiaries or a Parent (regardless of having changed from one to the other or having been transferred from one entity to the other).

[The following paragraphs 7(a) - (e) are in the Contracts with the employees described above (and all subsequently numbered paragraphs in such Contracts are one number greater than the numbers set forth below):]

            [(a) The Optionee acknowledges the time and expense incurred by the Company and its Subsidiaries (collectively, the "Companies") in connection with developing proprietary and confidential information in connection with their respective businesses and operations. The Optionee agrees that he will not divulge, communicate or use to the detriment of the Companies or for the benefit of any other person, firm or entity, or misappropriate in any way, any confidential information or trade secrets relating to the Companies or any of their respective businesses including, without limitation, financial condition, operations or prospects, business strategies, operating plans, acquisition strategies, pro forma financial information, market analyses, acquisition terms and conditions, personnel information, trade processes, manufacturing methods, know-how, customer lists and relationships, supplier lists, or other non-public proprietary and confidential information relating to the Companies.]

            [(b) For so long as the Optionee is an employee of any of the Companies and for a period of one year thereafter, the Optionee shall not, directly or indirectly, for himself or on behalf of any other person, firm or entity, employ, engage or retain any person who at any time during the preceding 12-month period shall have been an employee of any of the Companies or contact any supplier, customer or employee of any of the Companies for the purpose of soliciting or diverting any such supplier, customer or employee from the Companies or otherwise interfering with the business relationship of the Companies with any of the foregoing.]



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

            [(c) For so long as the Optionee is an employee of any of the Companies and for a period of one year thereafter, the Optionee shall not, directly or indirectly, engage in, or serve as a principal, partner, joint venturer, member, manager, trustee, agent, stockholder, director, officer or employee of, or consultant or advisor to, or in any other capacity, or in any manner own, control, manage, operate, or otherwise participate, invest, or have any interest in, or be connected with, any person, firm or entity that engages in, directly or indirectly, any activity that is the same as, similar to or competitive with, the business of the Companies as then conducted in the United States; provided, however, that, notwithstanding the foregoing, the Optionee may own up to 3% of the voting securities of any publicly-traded company.]

            [(d) The Optionee acknowledges and agrees that the agreements in this paragraph 7 are reasonable and necessary for the protection of the Companies and are an essential inducement to the Company's entering into this agreement whereby the Optionee is receiving substantial benefits. Accordingly, the Optionee shall be bound by the provisions hereof to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.]

            [(e) The Optionee acknowledges and agrees that the services to be rendered by the Optionee to the Companies are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof the Optionee agrees and consents that if he violates the provisions of this paragraph 7, the Company, in addition to any other rights and remedies available under this agreement or otherwise, shall be entitled to an injunction to be issued or specific enforcement to be required (without the necessity of any bond) restricting the Optionee from committing or continuing any such violation.]

         7. The Optionee hereby represents and warrants to the Company that, unless a registration statement under the Securities Act with respect to the shares of Common Stock to be received upon an exercise of this option is effective and current at the time of exercise of this option, the shares of Common Stock to be issued upon the exercise of this option will be acquired by the Optionee for the Optionee's own account, for investment only and not with a view to the resale or distribution thereof. In any event, the Optionee shall notify the Company of any proposed resale of the shares of Common Stock issued to him upon exercise of this option. Any subsequent resale or distribution of shares of Common Stock by the Optionee shall be made only pursuant to (a) a registration statement under the Securities Act which is effective and current with respect to the sale of shares of Common Stock being sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Optionee shall, prior to any offer of sale or sale of such shares of Common Stock, provide the Company (unless waived by the Company) with a favorable written opinion of counsel satisfactory to the Company, in form, substance and scope satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution. Such representations and warranties shall also be deemed to be made by the Optionee upon each exercise of this option. Nothing herein shall be construed as requiring the Company to register the shares subject to this option under the Securities Act or to keep any registration statement effective or current.



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

         8. Notwithstanding anything herein to the contrary, if at any time the Administrators determine, in their sole discretion, that the listing or qualification of the shares of Common Stock subject to this option on any securities exchange, Nasdaq or under any applicable law, or the consent or approval, or filing with, of any governmental agency or regulatory body, is necessary or desirable as a condition to, or in connection with, the granting of an option or the issue of shares of Common Stock hereunder, this option may not be exercised in whole or in part unless such filing, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Administrators.

         9. The Company may endorse such legend or legends upon the certificates for shares of Common Stock issued upon exercise of this option and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to
(a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or any applicable state securities law, or
(b) implement the provisions of the Plan or this Contract or any other agreement between the Company and the Optionee with respect to such shares of Common Stock.

         10. Nothing in the Plan or herein shall confer upon the Optionee any right to continue as a director of the Company or in the employ, or as a consultant to, of the Company, any Parent or any of its Subsidiaries, or interfere in any way with any right of the Company, any Parent or its Subsidiaries to terminate any such relationship at any time for any reason whatsoever without liability to the Company, any Parent or any of its Subsidiaries.

         11. If the Company, in connection with an underwritten offering of securities for its own account, at any time shall register shares of Common Stock under the Securities Act of 1933 for sale to the public (other than on Forms S-4 or S-8 (or any successor or similar form) or a shelf registration), the Optionee shall not sell, pledge, hypothecate, gift or otherwise dispose of any securities of the Company without the prior written consent of the managing underwriters for the period required by the underwriters and designated by the Company, which period shall begin not more than 30 days prior to the effectiveness of the registration statement pursuant to which such public offering shall be made and shall last not more than 180 days after the effective date of such registration statement. The Company may legend and impose stop transfer instructions on any certificate evidencing securities relating to the restrictions provided in this paragraph 11 [12]. The Optionee agrees to maintain the confidentiality of any information provided to him or learned by him by reason of, as result of, or in connection with, holding an option or owing shares in the Company.

         12. The Company and the Optionee are subject to and bound by all of the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof. In the event of a conflict between the terms of this Contract and the terms of the Plan, the terms of the Plan shall govern.


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


         13. The Optionee represents and agrees that he will comply with all applicable laws relating to the Plan and the grant and exercise of this option and the disposition of the shares of Common Stock acquired upon exercise of the option, including without limitation, federal and state securities and "blue sky" laws.

         14. This option is not transferable by the Optionee and may be exercised (a) during the lifetime of the Optionee, only by the Optionee and (b) after the death of the Optionee, only by the personal representative of the Optionee's estate.

         15. This Contract shall be binding upon and inure to the benefit of any successor or assign of the Company and to the personal representative of the Optionee's estate.

         16. This Contract shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflict of law that would defer to the substantive laws of another jurisdiction.

         17. The invalidity, illegality or unenforceability of any term or provision herein shall not affect the validity, legality or enforceability of any other term or provision, all of which shall be valid, legal and enforceable to the fullest extent permitted by applicable law. This Contract shall not be construed or interpreted with any presumption against the Company by reason of the Company causing this Contract to be drafted.

         18. This Contract (together with the Plan) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior and/or contemporaneous agreements or understandings with respect thereto (whether written or oral), all of which are merged herein. This Contract may not be amended or modified except by an instrument in writing signed by the parties hereto, and no term or provision hereof may be waived by any party except by an instrument in writing signed by such party. Notwithstanding the foregoing, the Optionee agrees that the Company may amend the Plan and the options granted to the Optionee under the Plan, subject to the limitations contained in the Plan.

                      [The next page is the signature page]


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         The parties have executed and delivered this Non-Qualified Stock Option
Contract as of the date first written above.

                                             MEDSOURCE TECHNOLOGIES, INC.


                                             By: _______________________________
                                                      Name:
                                                      Title:



                                             ___________________________________
                                             Name:______________________________






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